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                                                                  Exhibit (a)(6)


                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                               U.S. Foodservice

                                      at

                     $26.00 Net Per Share of Common Stock

                                      by

                            Snow Acquisition, Inc.
                    An Indirect Wholly Owned Subsidiary of

                            Koninklijke Ahold N.V.
                                 (Royal Ahold)


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 7, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                 March 13, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated March 13, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") relating to the offer by Snow Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands ("Parent"), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the "Common Stock"), of U.S. Foodservice, a Delaware corporation (the "Company"), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Any holders who desire to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock (the "Certificates") are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3-- "Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

   We are (or our nominee is) the holder of record of shares of Common Stock held for your account. A tender of such shares of Common Stock can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Common Stock held by us for your account.

   Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all shares of Common Stock held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Please note the following:

     1. The Offer Price is $26.00 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of shares of Common Stock which represent at least a majority of the outstanding shares of Common Stock on a fully
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  diluted basis, (ii) the satisfaction of the HSR Condition (as defined in the Offer to Purchase) and (iii) certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 14--"Conditions of the Offer" of the Offer to Purchase.

     3. The Offer is being made for all of the issued and outstanding shares of Common Stock.

     4. Tendering holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, April 7, 2000, unless the Offer is extended.

     6. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the merger (the "Merger") of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders of shares of Common Stock and declared that the Offer and the Merger are advisable, (ii) approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 7, 2000, by and among Parent, the Purchaser and the Company and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

     7. Notwithstanding any other provision of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for shares of Common Stock or, if such shares of Common Stock are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated preferred stock purchase rights (the "'Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares of Common Stock to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If you wish to have us tender any or all of the shares of Common Stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your shares of Common Stock, all such shares of Common Stock will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares of Common Stock pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                       Instructions with Respect to the

                          Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                               U.S. Foodservice

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated March 13, 2000, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Snow Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the "Common Stock"), of U.S. Foodservice, a Delaware corporation, at a purchase price of $26.00 per share of Common Stock, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of shares of Common Stock indicated below (or if no number is indicated below, all shares of Common Stock) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares of Common Stock to be Tendered*: __________________________
 Date: ______________________________________________________________________
                                   SIGN HERE
 Signature(s): ______________________________________________________________
 Print Name(s): _____________________________________________________________
 Print Address(es): _________________________________________________________
 Area Code and Telephone Number(s): _________________________________________
 Taxpayer Identification or Social Security Number(s): ______________________

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* Unless otherwise indicated, it will be assumed that all of your shares of
 Common Stock held by us for your account are to be tendered.

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